Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON
September 14, 2007
TEPPCO Partners, L.P.
1100 Louisiana Street
Suite 1300
Houston, Texas 77002
     Re: TEPPCO Partners, L.P. — Prospectus
Ladies and Gentlemen:
     We have acted as counsel to TEPPCO Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the proposed offering and sale of units representing limited partner interests in the Partnership pursuant to the Partnership’s Distribution Reinvestment Plan.
     We have also participated in the preparation of the registration statement on Form S-3, including the prospectus forming a part thereof (the “Prospectus”), relating to the issuance of units under the Partnership’s Distribution Reinvestment Plan, and which has been filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”).
     In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material Tax Consequences” in the Prospectus.
     We hereby confirm that all statements of legal conclusions contained in the Discussion reflect the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date of the Prospectus, subject to the assumptions, qualifications, and limitations set forth therein.
     In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Prospectus, (ii) certain other filings made by the Partnership with the Securities and Exchange Commission and (iii) other information provided to us by the representatives of the Partnership and Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company and the general partner of the Partnership.
     At your request, this opinion is being furnished to you for filing as an exhibit to the registration statement on Form S-3 filed on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-3 and to the use of our name in the Discussions. This consent does not constitute an admission that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
     Very truly yours,
     /s/ Baker Botts L.L.P.